AGREEMENT AND PLAN OF REORGANIZATION

                                  AND MERGER

                                    among

                            COTELLIGENT GROUP, INC.,

                         COTELLIGENT/JASTECH CORPORATION

                              JASTECH, INCORPORATED

                             JASTECH OF FLORIDA, INC.

                                      and

                                  JUDI JASKIEL

                              TABLE OF CONTENTS
                              -----------------

                                                                           Page
                                                                           ----

1.       THE MERGER.........................................................  1
         1.1      Delivery and Filing of Articles of Merger.................  1
         1.2      Effective Time of the Merger..............................  2
         1.3 Merger of JasTech and JasTech/Fla into Newco; Articles of Incorporation, Bylaws and Board of Directors of Surviving
                  Corporation...............................................  2
         1.4      Certain Information With Respect to the Capital Stock of
                  Company and Newco.........................................  3
         1.5      Effect of Merger..........................................  3

2.       CONVERSION AND EXCHANGE OF STOCK...................................  4
         2.1      Manner of Conversion......................................  4

3.       DELIVERY OF SHARES.................................................  4

4.       CLOSING............................................................  5

5.       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER......................  5
         5.1      Due Organization..........................................  6
         5.2      Authorization.............................................  6
         5.3      Capital Stock of Company..................................  7
         5.4      Transactions in Capital Stock and Spin-offs...............  7
         5.5      No Bonus Shares...........................................  8
         5.6      Subsidiaries..............................................  8
         5.7      Predecessor Status; etc...................................  8
         5.8      Cotelligent Stock Ownership...............................  8
         5.9      Financial Statements......................................  8
         5.10     Liabilities and Obligations...............................  9
         5.11     Approvals.................................................  9
         5.12     Accounts and Notes Receivable.............................  9
         5.13     Permits and Intangibles................................... 10
         5.14     Real and Personal Property................................ 10
         5.15     Material Contracts and Commitments........................ 11
         5.16     Title to Real Property.................................... 12
         5.17     Insurance................................................. 12
         5.18     Employees; Compensation................................... 12
         5.19     Tax Free Reorganization................................... 12
         5.20     Benefit Plans; ERISA Compliance........................... 12
         5.21     Conformity with Law....................................... 15
         5.22     Taxes..................................................... 16
         5.23     Completeness.............................................. 16
         5.24     Government Contracts...................................... 17
         5.25     Absence of Changes........................................ 17
         5.26     Deposit Accounts; Powers of Attorney...................... 18
         5.27     Proprietary Rights........................................ 18
         5.28     Validity of Obligations................................... 19
         5.29     Relations with Governments................................ 19
         5.30     Conflicts of Interest..................................... 19

         5.31     Environmental Matters..................................... 19
         5.32     Disclosure................................................ 20

6.       REPRESENTATIONS OF COTELLIGENT AND NEWCO........................... 21
         6.1      Due Organization.......................................... 21
         6.2      Cotelligent Stock......................................... 21
         6.3      Authorization............................................. 21
         6.4      No Conflicts.............................................. 21
         6.5      Tax Free Reorganization................................... 22
         6.6      Existing Subsidiaries..................................... 22
         6.7      Accuracy of Public Disclosures............................ 22
         6.8      Approvals................................................. 22
         6.9      Prospectus................................................ 22
         6.10     Litigation................................................ 22

7.       COVENANTS OF STOCKHOLDER, COMPANY AND COTELLIGENT.................. 22
         7.1      Access and Cooperation.................................... 22
         7.2      Conduct of Business Pending Closing....................... 23
         7.3      Prohibited Activities..................................... 23
         7.4      Pooling of Interests; Reorganization...................... 24

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDER................. 25
         8.1      Representations and Warranties; Performance of Obligations.25
         8.2      Counsel Approval.......................................... 25
         8.3      No Litigation............................................. 25
         8.4      Employment Agreement...................................... 25
         8.5      Consents and Approvals.................................... 25

9.       CONDITIONS TO OBLIGATIONS OF COTELLIGENT AND NEWCO................. 25
         9.1      Representations and Warranties; Performance of Obligations 26
         9.2      No Litigation............................................. 26
         9.3      Examination of Financial Statements....................... 26
         9.4      No Material Adverse Change................................ 26
         9.5      Review.................................................... 26
         9.6      Stockholder Release....................................... 26
         9.7      Counsel Approval.......................................... 27
         9.8      Consents and Approvals.................................... 27
         9.9      Additional Liabilities and Obligations.................... 27
         9.10     Additional Contracts...................................... 27
         9.11     Good Standing Certificates................................ 27
         9.12     Employment Agreement...................................... 27

10.      POST CLOSING COVENANTS............................................. 27
         10.1     Announcement of Earnings.................................. 27

11.      INDEMNIFICATION.................................................... 28
         11.1     General Indemnification by Stockholder.................... 28
         11.2     Specific Indemnification by Stockholder................... 29
         11.5     Notice and Defense of Third Party Claims.................. 29
         11.6     Payment; Interest......................................... 30

12.      TERMINATION OF AGREEMENT........................................... 31

13.      INTENTIONALLY DELETED.............................................. 31

14.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION.......................... 31
         14.1     Stockholder............................................... 31
         14.2     Cotelligent............................................... 31
         14.3     Damages................................................... 32

15.      POOLING ACCOUNTING................................................. 32
         15.1      Restrictions on Resale; Legends.......................... 32
         15.2     Indemnification........................................... 33

16.      FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON COTELLIGENT
         STOCK.............................................................. 33
         16.1     Prospectus Delivery....................................... 33
         16.2     Resale of Cotelligent Stock............................... 33
         16.3     Legend.................................................... 33

17.      GENERAL............................................................ 34
         17.1     Cooperation............................................... 34
         17.2     Successors and Assigns.................................... 34
         17.3     Entire Agreement.......................................... 34
         17.4     Counterparts.............................................. 34
         17.5     Brokers and Agents........................................ 34
         17.6     Expenses.................................................. 35
         17.7     Notices................................................... 35
         17.8     Survival of Representations and Warranties................ 36
         17.9     Exercise of Rights and Remedies........................... 36
         17.10  Time........................................................ 36
         17.11  Reformation and Severability................................ 36

                              CERTAIN DEFINITIONS

DEFINED TERM                                                            SECTION

"Act"...............................................                        6.2
"Agreement".........................................                   Preamble
"Article of Merger".................................                        1.1
"ASRs"..............................................                       14.1
"Balance Sheet Date"................................                        5.9
"Benefit Plans".....................................                       5.20
"Claims"............................................                       10.1
"Closing"...........................................                          4
"Closing Date"......................................                          4
"Code"..............................................                   Recitals
"Company"...........................................                Preamble, 5
"Company Stock".....................................                        1.4
"Constituent Corporations"..........................                   Recitals
"Cotelligent".......................................                   Preamble
"Cotelligent Stock".................................                        2.1
"ERISA".............................................                       5.20
"Effective Time of the Merger"......................                        1.2
"Environmental Laws"................................                       5.31
"Expiration Date"...................................                       17.8
"Financial Statements"..............................                        5.9
"Indemnified Person"................................                       10.3
"Indemnifying Person"...............................                       10.3
"IRS"...............................................                       5.20
"Merger"............................................                   Recitals
"Merger Provision"..................................                        1.5
"Newco".............................................                   Preamble
"Newco Stock".......................................                        1.4
"PBGC"..............................................                       5.20

                              CERTAIN DEFINITIONS

DEFINED TERM                                                            SECTION

"Pension Plans".....................................                       5.20
"pooling-of-interest"...............................                  5.4, 14.1
"Stockholder".......................................                   Preamble
"Surviving Corporation".............................                        1.2
"Tax"...............................................                       5.22
"Tax Return"........................................                       5.22
"Welfare Plans".....................................                       5.20

                   AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is made as of the 30th day of September, 1996, among COTELLIGENT GROUP, INC., a Delaware corporation ("Cotelligent"); JASTECH, INCORPORATED, an Ohio corporation ("JasTech"); JASTECH OF FLORIDA, INC., a Florida corporation ("JasTech/Fla") (JasTech and JasTech/Fla are hereinafter referred to as the "Company"); COTELLIGENT/JASTECH CORPORATION, the corporation formed for the purpose of this transaction ("Newco"), and JUDI JASKIEL, the sole shareholder of Company ("Stockholder").

     WHEREAS, Newco has been duly organized and is currently existing under the laws of the State of Florida, having been incorporated solely for the purpose of completing this transaction, and is a wholly-owned subsidiary of Cotelligent; and

     WHEREAS, Stockholder is the record owner of all of the outstanding capital stock of Company; and

     WHEREAS, the respective Boards of Directors of Cotelligent, Newco and Company (all of which companies are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that JasTech and JasTech/Fla merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of Company's and Newco's respective states of incorporation, such transaction sometimes being referred to herein as the "Merger"; and

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

     WHEREAS, the Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       THE MERGER

     1.1 Delivery and Filing of Articles of Merger. Cotelligent, Company, Newco and Stockholder agree that JasTech and JasTech/Fla shall merge with and into Newco, upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the laws of their respective states of incorporation. The Constituent Corporations will cause Articles of Merger in substantially the form attached hereto as

     Exhibit-A (the "Articles of Merger") to be signed, verified by the appropriate party and delivered to the Secretaries of State of Ohio and Florida on or before the Closing Date (as defined in Section-4 of this Agreement).

     1.2 Effective Time of the Merger. The "Effective Time of the Merger" shall be such time at which the Articles of Merger are filed with the Secretary of State for the States of Ohio and Florida, or if a different effective time is specified in the Articles of Merger, such later time as is specified in such Articles of Merger. At the Effective Time of the Merger, JasTech and JasTech/Fla shall be merged with and into Newco, the separate existence of JasTech and JasTech/Fla shall cease, and Newco shall change its name to JasTech, Inc. Newco, the party surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.3 Merger of JasTech and JasTech/Fla into Newco; Articles of Incorporation, Bylaws and Board of 1.3ectorsMerger of JasTech and JasTech/Fla into Newco; Articles of Incorporation, Bylaws and Board of Directors of Surviving Corporation. At the Effective Time of the Merger:

                    (i) JasTech and JasTech/Fla shall merge with and into Newco, with such effects as are set forth herein and in the corporate of the States of Ohio and Florida;

                    (ii) the Articles of Incorporation of Newco, as in effect
               immediately prior to the consummation of the Merger, shall become the Articles of Incorporation of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law;

                    (iii) the Bylaws of Newco, as in effect immediately prior
               to the consummation of the Merger, shall become the Bylaws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Bylaws shall be the Bylaws of the Surviving Corporation until they shall thereafter be duly amended;

                    (iv) the name of the person who shall serve as the sole
               member of the Board of Directors of the Surviving Corporation is as follows:

                           Daniel Jackson

               The Director of the Surviving Corporation shall hold office subject to the provisions of the laws of its state of incorporation and of the Articles of Incorporation and Bylaws of the Surviving Corporation; and

                    (v) the officers of Newco immediately prior to the

               Effective Time of the Merger shall continue as the officers of the Surviving Corporation in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until his or her successor is elected and qualified.

     1.4 Certain Information With Respect to the Capital Stock of Company and Newco. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Company and Newco as of the date of this Agreement are as follows:

                    (i) the authorized capital stock of JasTech consists of 100 shares of common stock, no par value "JasTech Stock"), of which 25 shares are issued and outstanding;

                    (ii) the authorized capital stock of JasTech/Fla consists
               of 10,000 shares of common stock, $1.00-par value "JasTech/Fla Stock"), of which 1,000 shares are issued and outstanding (the JasTech Stock and JasTech/Fla Stock are hereinafter referred to as the "Company Stock"); and

                    (iii) the authorized capital stock of Newco consists of
               1,000 shares of common stock, no par value ("Newco Stock"), of which 100 shares are issued and outstanding.

     1.5 Effect of Merger. The Merger shall have the effects set forth in the corporate laws of the States of Ohio and Florida (the "Merger Provision"). Except as specifically set forth to the contrary in the Merger Provision or in this Agreement, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Newco shall be merged into Company, and Newco, as the Surviving Corporation, shall be fully vested therewith; at the Effective Time of the Merger, the separate existence of JasTech and JasTech/Fla shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private nature; and all property and all debts due on whatever account, including subscriptions to shares and all and every other interest of or belonging to or due to Newco and Company shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights, privileges, powers, licenses and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the state of incorporation vested in Company and Newco, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of Company and Newco and any claim existing, or action or proceeding pending, by or against Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of Company and Newco shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.


2.       CONVERSION AND EXCHANGE OF STOCK

     2.1 Manner of Conversion. The manner of converting (i)-the shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger into shares of common stock of Cotelligent, $0.01-par value ("Cotelligent Stock") and (ii)-the shares of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger into shares of common stock of the Surviving Corporation, shall be as follows:

                  Upon the Effective Time of the Merger and without any action on the part of Company, Newco or Stockholder:

               (i) all of the shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into that number of shares of Cotelligent Stock calculated in accordance with Section 3 below, and each share of Company Stock shall be cancelled and cease to exist; and

               (ii) each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and non-assessable share of stock of the Surviving Corporation; and such shares in the aggregate shall constitute all of the issued and outstanding shares of the Surviving Corporation from and after the Effective Time of th Merger.

3.       DELIVERY OF SHARES

         3.1      At Closing:

               (i) Stockholder, as the holder of all outstanding certificates representing shares of Company Stock, shall, upon surrender of such certificates, be entitled to receive that total number of shares of Cotelligent Stock which shall have an aggregate Agreed Value of $8,710,000 determined pursuant to subsection (iii) below, less any agreed upon amount to be distributed to Stockholder to cover income tax obligations.

               (ii) Until the certificates representing Company Stock have been surrendered by Stockholder and replaced by the Cotelligent Stock, the certificates for Company Stock shall, for all corporate purposes be deemed to evidence ownership of Cotelligent Stock.

               (iii) For purposes of this Agreement, the "Agreed Value" per share of Cotelligent Stock shall be the average of the closing prices of a share of Cotelligent Stock on National Market System of the NASDAQ Stock Market as reported in The Wall Street Journal for the ten trading days immediately preceding the five trading days immediately prior to the Closing Date, adjusted for any stock splits, stock dividends and other capital changes between the first date of the valuation period and the Closing Date; provided, however that such Agreed Value per share shall be not less than $12.50 and not more than $15.00.

     3.2 Stockholder shall deliver at Closing the certificates representing Company Stock, duly endorsed in blank by Stockholder or accompanied by a blank stock power, with signature guaranteed by a national bank, and with all necessary transfer tax and other revenue stamps, acquired at Stockholder's expense, affixed and canceled. Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to Company Stock or with respect to the stock powers accompanying any Company Stock.

4.       CLOSING

     The Merger and conversion and delivery of shares referred to in Section-hereof (hereinafter referred to as the "Closing") shall take place at the offices of Ginsburg, Feldman & Bress, 1250 Connecticut Avenue, N.W., Washington, D.C. 20036, on September 30, 1996, or at such other time and date as Cotelligent, Company and Stockholder may mutually agree, which date shall be referred to herein as the "Closing Date." At or prior to the Closing, the parties shall take all actions necessary to prepare to effect the Merger including, if permitted by applicable state law, filing with the appropriate state authorities the Articles of Merger which shall become effective on the Closing Date.

5.       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

         Stockholder represents and warrants to Cotelligent that all of the following representations and warranties shall be true as of the date of this Agreement and shall be true at the time of Closing. Such representations and warranties shall survive the Closing for a period of one-ear from the Closing Date or until the completion date of the first audited financial statements of Cotelligent for its current fiscal year, whichever occurs first; provided, however, that the specific representations contained in
Section 5.3 (concerning stock ownership) shall survive without limitation. For purposes of these representations and warranties, the term "Company" shall include Company and each of Company's subsidiaries indicated on Schedule-.6.

     5.1 Due Organization. Company and each subsidiary of Company indicated on Schedule-.6 are corporations duly organized, validly existing and in good standing under the laws of the states shown on Schedules 5.1 and-.6, and are duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted or as proposed to be conducted except (i)-as disclosed on Schedule-.1 or (ii)-where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of Company. Copies of the Articles of Incorporation (certified by the Secretary of State of the State of incorporation of the respective company) and Bylaws (certified by the Secretary of Company), as amended, of Company and each of Company's subsidiaries are all attached hereto as Schedule-5.1. The stock records and minute books of Company and each subsidiary, as heretofore made available to Cotelligent, are correct and complete.

     5.2 Authorization. Stockholder and Company have full right, power and authority to enter into this Agreement and have the full right, power and authority to enter into the Merger, and, upon consummation of the Merger pursuant to the provisions of this Agreement, Cotelligent will acquire valid title in the Company Stock, free and clear of all liens, encumbrances and claims of every kind. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, materially conflict with, or result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company under, any provision of (i)-the Articles of Incorporation or By-laws of Company, (ii)-any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Company or
(iii)-any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets.

     5.3 Capital Stock of Company. The authorized capital stock of JasTech consists solely of 100 shares of voting common stock. The authorized capital stock of JasTech/Fla consists solely of 10,000 shares of voting common stock. All of the issued and outstanding shares of the capital stock of JasTech and JasTech/Fla are owned by Stockholder and are free and clear of all liens, encumbrances and claims of every kind. Schedule 5.6 attached hereto sets forth the number and class of the authorized capital stock of each of Company's subsidiaries and the number of shares of each subsidiary which are issued and outstanding, all of which shares are owned by Company, free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by Stockholder, and such shares were offered, issued, sold and delivered by Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present stockholder.

     5.4 Transactions in Capital Stock and Spin-offs. Company has not acquired any treasury stock since September 10, 1994. No rights of first refusal, option, warrant, call, conversion right or commitment of any kind exists which obligates Company to issue any of its authorized but unissued capital stock. In addition, there are no (i) outstanding securities or obligations which are convertible into or exchangeable for any shares of the capital stock or other securities of Company, or (ii) contracts, arrangements or commitments, written or otherwise, under which Company is or may become bound to sell or otherwise issue any shares of its capital stock or any other securities. Without limiting the generality of the foregoing, there is no basis upon which any person (other than Stockholder) may claim to be in any way the record or beneficial owner of, or to be entitled to acquire (of record or beneficially), any shares of the capital stock or other securities of Company, and no person has made or threatened to make, or will in the future have any legitimate claim to make, any such claim. In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. There has been no change in the beneficial or record equity ownership of Company since September 10, 1994. Neither the voting stock structure of Company nor the ownership of shares has been altered or changed in contemplation of the Merger since September 10, 1994. Between September 10, 1994 and the Closing Date, there has not been any sale or spin-off of significant assets of Company or any of Company's subsidiaries other than in the ordinary course of business and except as set forth on
Schedule 5.4.

     5.5 No Bonus Shares. None of the shares of Company Stock was issued pursuant to awards, grants or bonuses.

     5.6 Subsidiaries. Set forth on Schedule 5.6 attached hereto is a list of the names of each of Company's subsidiaries and their respective states of incorporation. Except as set forth in Schedule 5.6, Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. Company is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     5.7 Predecessor Status; etc. Set forth on Schedule 5.7 is a list of all names of all predecessor companies of Company, including the names of any entities from whom Company previously acquired significant assets. Except as disclosed in Schedule 5.7, Company has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded.

     5.8 Cotelligent Stock Ownership. Neither Company, Stockholder nor any of Company's subsidiaries has ever owned any Cotelligent Stock.

     5.9 Financial Statements. Stockholder has delivered to Cotelligent copies of the following sets of financial statements (the "Financial Statements") of Company attached hereto as Schedule 5.9:

               (i) JasTech's and JasTech/Fla's Balance Sheet as of December 31, 1995 and for the two prior years and Statements of Earnings, Cash Flows and Retained Earnings for the year then ended and for the two prior years, and

               (ii) JasTech's and JasTech/Fla's Balance Sheet as of August 31, 1996 (hereinafter referred to as the "Balance Sheet Date") and Statements of Earnings, and Retained Earnings for the eight (8) month period then ended.

     Such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and applied on a consistent basis throughout the periods indicated (except as noted). Except as noted on Schedule-5.9, such balance sheets present fairly the financial condition of Company (and Company's subsidiaries on a consolidated basis) as of the dates indicated thereon, and such Statements of Earnings, and Cash Flows and Retained Earnings present fairly the results of its operations for the periods indicated thereon. If requested, the President or Chief Financial Officer of Company has, or will (at no expense to Stockholder or Company) on or before the Closing Date, after review and approval by Stockholder, execute any documentation reasonably required by Cotelligent's independent public accountants or any stock exchange with respect to issues related to pooling accounting treatment.

     5.10 Liabilities and Obligations. Set forth on Schedule 5.10 is an accurate list as of the Balance Sheet Date of all material liabilities of Company which are not individually reflected on the Financial Statements dated the Balance Sheet Date, but which would have been so reflected in a full GAAP accounting, of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such material liability for which the amount is not fixed or is contested, Stockholder shall provide a summary description of the liability together with the following:

               (i)   copies of all relevant documentation relating thereto;

               (ii)  amounts claimed and any other action or relief sought;

               (iii) name of claimant and all other parties to the claim, suit or proceeding;

               (iv) the name of each court or agency before which such claim, suit or proceeding is pending;

               (v)  the date such claim, suit or proceeding was instituted; and

               (vi) a reasonable best estimate by Stockholder of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the Stockholder's best estimate shall for purposes of this Agreement be deemed to be zero.

     5.11 Approvals. Except as described in Schedule 5.11, no material authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is or was required to be obtained or made by Company or Stockholder in connection with the execution, delivery or performance of this Agreement, except where the failure to obtain such approval would prevent the consummation of the Merger or impose any material liability on Company or Cotelligent. As of the date of this Agreement, except as described in
Schedule 5.11, all of the authorizations, consents and approvals listed on
Schedule 5.11
have been obtained, and all of the registrations and filings listed on Schedule 5.11 have been made.

     5.12 Accounts and Notes Receivable. Set forth on Schedule 5.12 is an accurate list as of August 31, 1996, of the accounts and notes receivable of Company, including receivables from and advances to employees in excess of $5,000 and to Stockholder and amounts which are not reflected in the most recent available balance sheet. Stockholder shall provide Cotelligent with an aging of all accounts and notes receivable in excess of $2,000, showing amounts due in 30 day aging categories. Except to the extent reflected on Schedule 5.12, accounts and notes listed on Schedule 5.12 are collectible in the amount shown on
Schedule 5.12.

     5.13 Permits and Intangibles. Set forth on Schedule 5.13 is an accurate list and summary description as of the Closing Date of all material permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, orders, approvals, franchises, certificates, and, to the best of Stockholder's knowledge, all trademarks, trade names, patents, patent applications and copyrights owned or held by Company, all of which material permits, titles, licenses, orders, approvals, franchises, certificates and known trademarks, trade names, patents, patent applications and copyrights are now valid, in good standing and in full force and effect. Except as set forth on
Schedule 5.13, such permits, titles, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals are adequate for the operation of Company's business as presently constituted. Except as set forth on Schedule 5.13, Stockholder has delivered to Cotelligent a description and copies, as of the date of this Agreement, of all material records, reports, notifications, certificates, permits, pending permit applications, engineering studies, environmental impact studies filed or submitted or required to be filed or submitted to governmental agencies, other governmental approvals or applications for approval and of all material notifications from such governmental agencies.

     5.14 Real and Personal Property. Set forth on Schedule 5.14 is an accurate list and a complete description as of the date hereof of all the real and personal property of Company which have an individual value in excess of $2,500, including true and correct copies of leases for equipment and properties listed on the Financial Statements on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of Company and including an indication as to which assets were formerly owned by business or personal affiliates of Company. Except as shown on Schedule 5.14, substantially all of the machinery and equipment of Company are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 5.14 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. All fixed assets used by Company in the operation of its business are either owned by Company or leased under an agreement indicated on Schedule 5.14. Schedule 5.14 shall, without limitation, contain copies of all title reports and title insurance policies received or owned by Company. Stockholder have also indicated on Schedule 5.14 a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real or personal property or existing business, to which management of Company has devoted any significant effort or expenditure in the two year period prior to the date of the Agreement, which if pursued by Company would require additional expenditures of significant efforts or capital. Since January 1, 1985, Company has not owned any real property.

     5.15 Material Contracts and Commitments. Set forth on Schedule 5.15 is an accurate list of all Material Contracts, commitments and similar agreements to which Company is a party or by which it or any of its properties are bound (including, but not limited to, joint venture or partnership agreements, leases of real property, powers of attorney, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements and agreements for employment of any individual), true and complete copies of which have been delivered to Cotelligent. Except to the extent set forth on Schedule 5.15, Company has complied with all commitments and obligations pertaining to such contracts and agreements, respectively, and are not in default under any such contract and agreement and no notice of default has been received, nor is Company aware of any default on the part of any other party to such contract or agreement, or any intent of any such party to attempt to terminate or amend any such contract or agreement. Company is not a party to any contract, agreement or other instrument or commitment which, singly or in the aggregate, materially and adversely affects or is likely to materially and adversely affect, the business, operations, properties, assets or condition, (financial or otherwise) of Company. Except as set forth in Schedule 5.15, Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. Except as set forth in
Schedule 5.15, no employees of Company are represented by any labor union or covered by any collective bargaining agreement nor, to the best of Company's and Stockholder's knowledge, is any campaign to establish such representation in progress. There is no pending or, to the best of Company's and Stockholder's knowledge, threatened labor dispute involving

     Company and any group of its employees nor has Company experienced any labor interruptions over the past three years and Company considers its relationship with employees to be good. No such contract or agreement will be terminated or modified by virtue of the Merger, nor will the Merger give rise to the right of any party to terminate or modify any such contract or agreement. For purposes of this Section, "Material Contracts" shall mean contracts which individually obligate Company to pay or receive over $6,000 per year, and which are not terminable without further obligations after a written notice 30 days prior to such termination.

     5.16 Title to Real Property. Company does not currently own any real property. All, if any, real property previously owned by Company is listed as part of Schedule 5.14.


     5.17 Insurance. Set forth on Schedule 5.17 is an accurate list of all insurance policies carried by Company and an accurate list of all insurance loss runs or worker's compensation claims received for the past three policy years. Also attached as Schedule 5.17 are complete copies of all policies currently in effect. The insurance carried by Company with respect to its properties, assets and business of Company is with reputable insurers. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. Company's insurance has never been canceled and Company has never been denied coverage.

     5.18 Employees; Compensation. Set forth on Schedule 5.18 is an accurate list of all officers, directors and key employees of Company and each of its subsidiaries and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of the directors, officers and key employees.

     5.19 Tax Free Reorganization. To the best of Stockholder's knowledge, neither Stockholder nor Company has taken or failed to take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, nor will either of them knowingly take or fail to take any such action in the future.

     5.20 Benefit Plans; ERISA Compliance. (a) There has not been any adoption or material amendment by Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependant care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understand (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by Company for the benefit of any present or former officer, employee or director of Company (collectively, and including all amendments thereto, for purposes of this Section 5.20, "Benefit Plans"), other than those listed on Schedule 5.20.

     (b) Schedule 5.20 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of Employment Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to in this Section 5.20 as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 5.20 as "Welfare Plans") and all other Benefit Plans currently maintained in whole or in part, contributed to, or required to be contributed to by Company for the benefit of any present or former officer, employee or director of Company. Company has delivered to Cotelligent true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the three annual reports on Form 5500 most recently filed with the Internal Revenue Service ("IRS") with respect to each Benefit Plan (if any such report was required), (C) the most recent IRS determination letter for each Benefit Plan intended to be qualified under Section 401(a) of the Code and all rulings or determinations concerning such Benefit Plan requested of the IRS subsequent to the date of that letter, if any have been issued or requested, (D) the most recent actuarial report for each Benefit Plan for which an actuarial report is required by ERISA, (E) the most recent summary plan description for each Benefit Plan for which such summary plan description is required by ERISA and each summary of material modifications prepared, as required by ERISA, after the last summary plan description, and (F) each trust agreement and/or group annuity contract relating to any Benefit Plan.

     (c) Each Pension Plan maintained and each pension plan formerly maintained that is or was intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor has revocation of any such letter been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, and nothing has occurred or failed to occur which would cause the loss of such qualifications, and all amendments required to be adopted before the Effective Time for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted; provided however, that to the extent that this representation applies to terminated pension plans, this representation refers to the qualified status of any such plan through the time of its termination.

     (d) Each of the Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, Company: (A)has been in substantial compliance with all reporting and disclosure requirements of (i)Part 1 or Subtitle B of Title I of ERISA, if applicable, or (ii) other applicable law, (B)has had the appropriate required Form 5500 (or equivalent annual report) filed timely with the appropriate governmental entity for each year of its existence, (C) has at all times complied with the bonding requirements of Section 412 of ERISA, if applicable, (D) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to Company which may subject Company to the payment of material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (E) has been maintained in all respects in compliance with the applicable requirements of ERISA, the Code and other applicable law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any material liabilities to Company.

     (e) The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Benefit Plan. The consummation of any transaction contemplated by this Agreement will not result in any (i)payment (whether of severance pay or otherwise) becoming due from Company to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement ; (ii) benefit under any Benefit Plan of Company being established or becoming accelerated, vested or payable; or (iii)payment or series of payments by Company, directly or indirectly, to any person that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

     (f) Company provides no material post-retirement medical, health, disability or death protection coverage or contributes to or maintains any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

     (g) None of Company, any officer of Company or any of the Benefit Plans or prior benefit plans (including the Pension Plans and prior pension plans) which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or

     Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company or any officer of Company to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or (1) of ERISA which would have a material adverse effect on Company.

     (h) With respect to any Benefit Plan that is a Welfare Plan, (A) each such Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (B) each such Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to Company on or at any time after the Closing Date.

     (i) All contributions required by law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Effective Date of the Merger, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by Company. No changes in contribution rates or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Benefit Plan since the date on which the information provided in the attached schedule has been provided, and no such changes are scheduled to occur.

     (j) Company has not and will not have any material liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Benefit Plan or prior benefit plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with Company.

     5.21 Conformity with Law. Except to the extent set forth on Schedule 5.21, Company has fully complied with, and Company is not in material default under, any material law, rule, ordinance, ruling, directive, or regulation or under any order, award, judgment or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Company; and except to the extent set forth in Schedule 5.10, there are no claims, actions, suits or proceedings, pending or threatened, against or affecting Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Company or its business and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Company has conducted and is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statues, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters, and trading-with-the-enemy matters, except where the failure to do so would not result in any material liability of Company. Company has not received any notification of any asserted present or past unremedied failure by Company to comply with any of such laws, rules, ordinances, decrees or orders.

     5.22 Taxes. Company has timely filed all requisite federal and other Tax Returns for all fiscal periods ended on or before the Balance Sheet Date; and there are no agreements to extend the statutory period for assessment of any taxes for which such extension has expired, examinations in progress or claims against Company for federal and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim, whether pending or threatened, for Taxes has been received. Company is not a party to any Tax allocation or sharing agreement (i.e., any agreement or arrangement for the payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes Company) with any corporation which is not directly or indirectly 100% owned by Company; there are no requests for rulings in respect of any Tax pending by Company with any tax authority; and no penalty or deficiency in respect of any Taxes which has been assessed against Company remains unpaid. Company has paid all taxes shown on its tax returns and is accruing amounts sufficient to pay all current year taxes. Copies of (i) any tax examinations,
(ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of Company for their last three fiscal years, or such shorter period of time as it has existed, have been previously provided to Cotelligent. For purposes of this Section 5.22, "Tax" shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority. "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     5.23 Completeness. The certified copies of the Articles of Incorporation and Bylaws, both as amended to date, of Company and each of Company's subsidiaries, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are required to be included on schedules attached hereto or have been delivered to Cotelligent in connection with the transactions contemplated hereby are complete and correct; neither Company nor any other party hereto is in default thereunder. Except as set forth on Schedule 5.23, none of such leases, instruments, agreements, contracts, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit hereunder.

     5.24 Government Contracts. Except as set forth on Schedule 5.24, to the best of Stockholder's knowledge, Company is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation.

     5.25 Absence of Changes. Except as set forth on Schedule 5.25, since the Balance Sheet Date, there has not been:

               (i) any material adverse change in the financial condition, assets, liability (contingent or otherwise), income or business of Company;

               (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Company;

               (iii) any change in the authorized capital of Company or its securities outstanding or any change in the ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

               (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company;

               (v) any increase in the compensation, bonus, sales commissions, fringe benefits or fee arrangement in excess of $5,000 per year payable or to become payable by Company to any of its officers, directors, Stockholder, employees, consultants or agents;

               (vi) any work interruptions, labor grievances or claims filed, materially adversely affecting the business or future prospects of Company;

               (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, Stockholder and her affiliates;

               (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Company, including without limitation any indebtedness or obligation of Stockholder or any affiliate thereof;

               (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Company in excess of $5,000 or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (x) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets in excess of $5,000;

               (xi) any waiver of any material rights or claims of Company;

               (xii) any breach, amendment or termination of any Material Contract, agreement, license, permit or other right to which Company is a party; or

               (xiii) any transaction by Company outside the ordinary course of its business in excess of $5,000.

     5.26 Deposit Accounts; Powers of Attorney. Set forth on Schedule 5.26 is an accurate list as of the date of this Agreement, of:

               (i) the name of each financial institution in which Company has accounts or safe deposit boxes;

               (ii) the names in which the accounts or boxes are held;

               (iii) the type of account; and

               (iv) the name of each person authorized to draw thereon or have access thereto.

     Schedule 5.26 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Company or any of its subsidiaries and a description of the terms of such power, each of which shall be cancelled on the Closing Date.

     5.27 Proprietary Rights. Except as set forth on Schedule 5.27, Company does not own or have any right or interest in any patent, trademark, trade name, copyright, trade secret, or other intellectual property right, or any license or assignment with respect thereto. To the best of Stockholder's knowledge, Company has not infringed upon and is not infringing upon, and has not engaged in and is not engaged in any unauthorized use or misappropriation of, any patent, trademark, trade name, copyright, trade secret, process, design, invention, know-how or technology owned by or belonging to any other person; and there is no pending or threatened claim, and no basis for the assertion of any claim, against Company with respect to any such infringement, unauthorized use or misappropriation.

     5.28 Validity of Obligations. The execution and delivery of this Agreement by Company and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors and the Stockholder of Company, and this Agreement has been duly and validly authorized by all necessary corporate action and is a valid and binding obligation of Company.

     5.29 Relations with Governments. Neither Company, Stockholder nor, to Company's or Stockholder's knowledge, any director, officer, agent, employee or other person acting on behalf of Company, has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others, which would materially and adversely affect Company. Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither Company, Stockholder nor, to Company's or Stockholder's knowledge, any current director, officer, agent, employee or other person acting on behalf of Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures, which would materially and adversely affect Company. Company has at all times complied, and is in compliance, in all material respects with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

     5.30 Conflicts of Interest. Except as disclosed in Schedule 5.30, neither Stockholder nor, to the best of Stockholder's knowledge, (i) any other past or present officer or director of Company, (ii) any relative of any past or present officer or director of Company, nor (iii) any corporation, partnership, trust or other entity of which any such past or present officer or director of Company has a direct or indirect interest or is a director, officer, stockholder, partner or trustee, is or has ever been a party, directly or indirectly, to any transaction with Company, including without limitation any agreement or other arrangement providing for the furnishing of services by or to Company or the rental of any property from or to Company, or otherwise requiring or contemplating any payments by or to Company. Except as disclosed in
Schedule 5.30, neither any present officer or director, nor any relative of any such officer or director, owns directly or indirectly any interest in any corporation, firm, partnership, trust or other entity or business which is a competitor, potential competitor, customer, client or supplier of Company or any related business.

     5.31 Environmental Matters. Except as set forth on the Schedule 5.31,
(i) Company has complied with and is in material compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and business relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable Environmental Law), except to the extent that noncompliance with any Environmental Law, either singly or in the aggregate, does not have a material adverse effect on its business; (ii) Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by Company where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled;
(iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by Company except as permitted by Environmental Laws; (iv) Company knows of no on-site or off-site location to which Company has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Company, Cotelligent or the Surviving Corporation for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

     5.32 Disclosure. This Agreement, the exhibits and the schedules hereto and all other documents and information furnished to Cotelligent and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Company or Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of Company or Stockholder in this Agreement or any representation made on behalf of Company, Company and Stockholder shall immediately give notice of such fact or circumstance to Cotelligent. However, such notification shall not relieve Company or Stockholder of their respective obligations under this Agreement, and at the sole option of Cotelligent, the truth and accuracy of any and all warranties and representations of Company, or on behalf of Company and of Stockholder at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

6.       REPRESENTATIONS OF COTELLIGENT AND NEWCO

     Cotelligent and Newco represent and warrant that all of the following representations and warranties are true as of the date of the Agreement and shall be true at the time of Closing and shall survive the Closing for a period of one year following the Closing, except that the specific representations contained in Section 6.2 shall survive until the expiration of the applicable statute of limitations.

     6.1 Due Organization. Cotelligent and Newco are duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively, and are duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on their respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on their respective businesses. Copies of the Certificate of Incorporation (certified by the Secretary of State of the States of Delaware and Florida, respectively) and the Bylaws, as amended, of Cotelligent and Newco (certified by the Secretary of the respective corporations) are attached hereto as Schedule 6.1.

     6.2 Cotelligent Stock. The Cotelligent Stock to be delivered to Stockholder on the Closing Date will constitute valid and legally issued shares of Cotelligent, fully paid and nonassessable, and with the exception of restrictions upon resale imposed by the applicable securities laws and regulations, will be legally equivalent in all respects to the Cotelligent Stock issued and outstanding as of the date hereof. In addition, on the Closing Date the Cotelligent Stock shall be registered under the Securities Act of 1933, as amended (the "Act") and is being issued pursuant to an effective registration statement.

     6.3 Authorization. The representatives of Cotelligent and Newco executing this Agreement have the corporate authority to enter into and bind Cotelligent and Newco by the terms of this Agreement.

     6.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated and the fulfillment of the terms hereof will not materially conflict with, or result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cotelligent under, any provision of (i) the Articles of Incorporation or By-laws of Cotelligent or Newco, (ii) any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cotelligent or Newco, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Cotelligent or Newco or their respective properties or assets.

     6.5 Tax Free Reorganization. To the best of Cotelligent's knowledge, neither Cotelligent nor Newco has taken or failed to take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code, nor will either of them knowingly take or fail to take any such action in the future.

     6.6 Existing Subsidiaries. Attached hereto as Schedule 6.6 is a list of the names of each of Cotelligent's subsidiaries (other than Newco) and their respective states of incorporation.

     6.7 Accuracy of Public Disclosures. All public filings by Cotelligent required by the Act (or the Securities Exchange Act of 1934, as amended), including the financial information contained therein, were true and correct in all material respects when made and did not fail to state any material fact so as to make the statements made therein misleading. Cotelligent has made all required public filings.

     6.8 Approvals. No material authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is or was required to be obtained or made by Cotelligent or Newco in connection with the execution, delivery or performance of this Agreement.

     6.9 Prospectus. The Prospectus (hereinafter defined) is true and correct in all material respects and does not fail to state any material fact so as to make the statements made therein misleading.

     6.10 Litigation. There is no filed claim, litigation, action, suit or proceeding, pending or, to the best of Cotelligent's knowledge, threatened against Cotelligent or any of its subsidiaries, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority and no notice of any of the above has been received.

7.       COVENANTS OF STOCKHOLDER, COMPANY AND COTELLIGENT

     7.1 Access and Cooperation. Between the date of this Agreement and the Closing Date, Company will afford to the officers and authorized representatives of Cotelligent access to all of Company's (including Company's subsidiaries) sites, properties, books and records and will furnish Cotelligent with such additional financial and operating data and other information as to the business and properties of Company as Cotelligent may from time to time reasonably request. Company will cooperate with Cotelligent, its representatives, engineers, auditors and counsel, and Cotelligent shall cooperate with Company, its representatives, engineers, auditors and counsel, in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Cotelligent will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential.

     7.2 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, Stockholder will cause Company to:

               (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

               (ii) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

               (iii) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

               (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

               (v) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with Company;

               (vi) maintain compliance with all permits, laws, rules and regulations, consent orders, and similar governmental approvals;

               (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of Cotelligent; and

               (viii) maintain present salaries and commission levels for all officers, directors, employees and agents.

     7.3 Prohibited Activities. Between the date hereof and the Closing Date, Company will not, without prior written consent of Cotelligent:

               (i)  make any change in its Articles of Incorporation or Bylaws;

               (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

               (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

               (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of $10,000;

               (v) increase any fringe benefit or the compensation payable or to become payable to any officer, director, Stockholder, employee or agent, or make any bonus or management fee payment to any such person except ordinary and customary bonuses to employees;

               (vi) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

               (vii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

               (viii) negotiate for the acquisition of any business or the start-up of any new business;

               (ix) merge or consolidate or agree to merge or consolidate with or into any other corporation;

               (x)  waive any material rights or claims of Company;

               (xi) breach or permit a breach, amend or terminate any agreement or any permit, license or other right of Company; or

               (xii) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

     7.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time of the Merger, unless the other parties shall otherwise agree in writing, none of the Stockholder, Company, Cotelligent or any subsidiary of Company or Cotelligent shall (a) knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of Company's combination with Newco as a pooling-of-interests for accounting purposes or (b) knowingly take or fail to take any action, which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDER

     The obligations of Stockholder hereunder are, at Stockholder's option, subject to the following conditions. Upon consummation of this Agreement, all conditions not satisfied are deemed to be waived:

     8.1 Representations and Warranties; Performance of Obligations. The representations and warranties of Cotelligent and Newco contained in Section 6 shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Cotelligent and Newco on or before the Closing Date shall have been duly complied with and performed; and a certificate to the foregoing effect dated as of the Closing Date and signed by a duly authorized agent of Cotelligent shall have been delivered to Stockholder.

     8.2 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Stockholder.

     8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by Cotelligent of Company Stock and no governmental agency or body shall have taken any other action or made any request of Company as a result of which the management of Company deems it inadvisable to proceed with the transactions hereunder.

     8.4 Employment Agreement. Stockholder and the Surviving Corporation shall have entered into an employment agreement in form and substance satisfactory to Stockholder and Cotelligent.

     8.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or any third party relating to the consummation of the transaction contemplated herein shall have been obtained or made, as applicable, and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no manufacturer, governmental agency or body shall have taken any other action or made any request of Company as a result of which Company deems it inadvisable to proceed with the transactions hereunder.

9.       CONDITIONS TO OBLIGATIONS OF COTELLIGENT AND NEWCO

     The obligations of Cotelligent and Newco hereunder are, at their option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Upon Closing, all conditions not satisfied are deemed to be waived.

     9.1 Representations and Warranties; Performance of Obligations. Stockholder shall have delivered to Cotelligent a certificate dated the Closing Date and signed by them to the effect that all the representations and warranties of Stockholder and Company contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for matters expressly disclosed in the certificate or a schedule thereto; each and all of the agreements of Stockholder and Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed.

     9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by Cotelligent of Company Stock; and no governmental agency or body shall have taken any other action or made any request of Cotelligent as a result of which the management of Cotelligent deems it inadvisable to proceed with the transactions hereunder.

     9.3 Examination of Financial Statements. Prior to the Closing Date, Cotelligent shall have had sufficient time to review the unaudited balance sheets of Company as of the end of the month immediately preceding the Closing
Date, and the unaudited statements of income, cash flow and stockholder's investment of Company for the period then ended, disclosing no material adverse change in the financial condition of Company or the results of its operations from the financial statements originally furnished by Company as set forth in
Schedule 5.9.

     9.4 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of Company shall have occurred, and Company shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of Company to conduct its business; and Cotelligent shall have received a certificate signed by Stockholder dated the Closing Date to such effect.

     9.5 Review. Cotelligent, through its authorized representatives, must have completed a satisfactory review of the practices and procedures of Company including, but not limited to, compliance with contracts and federal, state and local laws and regulations governing the operations of Company, disclosing no actual or probable violations, compliance problems, required capital expenditures or other substantive concerns.

     9.6 Stockholder Release. Stockholder shall have delivered to Cotelligent an instrument dated the Closing Date releasing Company from any and all claims of Stockholder against Company.

     9.7 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Cotelligent.

     9.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or any third party relating to the consummation of the transaction contemplated herein shall have been obtained or made, as applicable, and no action or proceeding shall have been instituted or threatened to restrain or prohibit Cotelligent's acquisition of Company Stock and no manufacturer, governmental agency or body shall have taken any other action or made any request of Cotelligent as a result of which Cotelligent deems it inadvisable to proceed with the transactions hereunder.

     9.9 Additional Liabilities and Obligations. Stockholder shall have delivered to Cotelligent on Schedule 9.9 a list, dated the Closing Date, setting forth all material liabilities and obligations of Company arising since the Balance Sheet Date.

     9.10 Additional Contracts. Stockholder shall have delivered to Cotelligent on Schedule 9.10 a list, dated the Closing Date, showing all material contracts and agreements, together with copies thereof, entered into by Company since the date of Schedule 5.15.

     9.11 Good Standing Certificates. Stockholder shall have delivered to Cotelligent a certificate, dated as of a date no longer than 30 days prior to the Closing Date, duly issued by the appropriate governmental authority in Company's state of incorporation and, unless waived by Cotelligent, in each state in which Company is authorized to do business, showing Company is in good standing and authorized to do business and that all state franchise and/or income tax returns have been filed and taxes paid for Company for all periods prior to the Closing.

     9.12 Employment Agreement. Stockholder and the Surviving Corporation shall have entered into an employment agreement in form and substance satisfactory to Stockholder and Cotelligent.

10.      POST CLOSING COVENANTS

     10.1 Announcement of Earnings. Cotelligent agrees to announce consolidated financial results of the combined operations of Cotelligent and the surviving corporation for the four months ended October 31, 1996, as promptly as possible after those results are available, but in no event later than December 15, 1996.

     10.2 Tax Treatment. The parties contemplate that the Merger will qualify as a tax deferred transaction in accordance with Section 368(a)(2)(D) of the Code. Each party agrees to report the transaction hereunder in accordance with such intent and in a manner consistent with such intent. However, except as set forth in Sections 5.19 and 6.5, no party makes to any other party any representation or warranty as to the tax effect of the transaction contemplated by this Agreement and the transaction will not be affected if taxed in a manner other than that contemplated.

     10.3 Board Advisory Committee. Cotelligent agrees to appoint Stockholder as a member of the existing advisory committee for an initial period of two years, within a reasonable period of time following the Closing Date. In addition, Cotelligent agrees to appoint Stockholder for additional terms in accordance with the manner that other appointees are treated. Such committee shall, among other things, hold regular meetings, be provided reasonable access to information, and its members shall be invited to attend (but not to vote at) board meetings and will be reimbursed for their out-of-pocket costs of attendance at such meetings.

     10.4 Release of Stockholder Guaranties. The Surviving Corporation agrees that after the Closing it will take all commercially reasonable actions to have Stockholder (and her spouse, if applicable) released from any obligations of Company for which she is personally liable within 30 days following the Closing. If the Surviving Corporation is unable to secure a release within the stated time period, then Cotelligent shall pay in full the applicable obligation. Cotelligent shall, prior to any such release or full payment, indemnify Stockholder in accordance with Section 11.3 but without reference to any limitation set forth in Section 11.4. In addition, Cotelligent will make no additional draws on any obligations personally guaranteed by Stockholder prior to Stockholder's release, without the prior consent of Stockholder.

11.      INDEMNIFICATION

     11.1 General Indemnification by Stockholder. Stockholder covenants and agrees that she will indemnify, defend (as to third party claims only), protect and hold harmless Cotelligent, the Surviving Corporation, and Company and each of their respective employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives at all times from and after the date of this Agreement until the Expiration Date (hereinafter defined) against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, losses, costs and expenses ("Claims") (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Cotelligent, Newco or Company as a result of or incident to any material breach of the representations and warranties of Stockholder or Company set forth herein or on the schedules or certificates attached hereto and any nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Stockholder or Company under this Agreement.

     11.2 Specific Indemnification by Stockholder. Notwithstanding the above, Stockholder covenants and agrees that she will indemnify, defend (as to third party claims only), protect and hold harmless Cotelligent, the Surviving Corporation, and Company at all times from and after the date of this Agreement, without time or dollar limitation, against all Claims (including specifically, but without limitation, reasonable attorney's fees and expenses of investigation) incident to the following: NONE

     11.3 Indemnification by Cotelligent and the Surviving Corporation. The Surviving Corporation and Cotelligent each agree that they will, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Stockholder and her heirs and personal representatives at all times from and after the date of this Agreement until the Expiration Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, losses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Stockholder as a result of or incident to (i) any material breach of the representations and warranties by Cotelligent or Newco set forth herein; or (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Cotelligent or Newco under this Agreement.

     11.4 Limitation on Liability. The indemnification obligations set forth in this Article 11 shall apply only after the aggregate amount of such obligations exceed $50,000 (the "Basket"); provided, however, that such indemnification obligations shall not exceed, in the aggregate, the sum of $4,500,000. The Surviving Corporation shall notify Stockholder in writing of each addition to the Basket within a reasonable time after the Surviving Corporation becomes aware of any such addition. The foregoing notwithstanding, the foregoing limitation shall not apply to a breach of the representations set within Section 6.2.

     11.5 Notice and Defense of Third Party Claims. If any proceeding shall be brought or asserted against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this
Section 11 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Section 11. In addition, actual or threatened action by a governmental authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Section 11. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any proceeding should not be deemed to limit or otherwise modify its obligations under this Section 11. In the event that the Indemnifying Person, within 15 days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 11 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the indemnified Person from all liability in respect of such proceeding.

     11.6 Payment; Interest. The Indemnifying Person shall make any payment required to be made under this Section 11 in either Cotelligent Stock or immediately available funds at the sole and absolute option of the Indemnifying Party and on demand. Any amounts or payments required to be paid by an Indemnifying Person under this Section 11 which are not paid within five business days of receipt by the Indemnifying Person of the Indemnified Person's demand therefor (after the procedures of Section 11.5 have been followed or a settlement has been reached) shall thereafter be deemed delinquent, and the Indemnifying Person shall pay to the Indemnified Person immediately upon demand, interest at the rate of 12% per annum, not to exceed the maximum nonusurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

12.      TERMINATION OF AGREEMENT

     Cotelligent or Stockholder may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement if a material default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date and shall not reasonably be expected to occur. In any event, if the Articles of Merger have not been filed with the appropriate state authorities on or before December 31, 1996, this Agreement shall terminate. In the event of termination pursuant to this Section 12, this Agreement shall become null and void and each party hereto shall have no further liability or obligation to the other.

13.      INTENTIONALLY DELETED.

14.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     14.1 Stockholder. Stockholder recognizes and acknowledges that she had in the past, currently has, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and Company's business. Stockholder agrees that she will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Cotelligent, unless such information becomes known to the public generally through no fault of Stockholder. In the event of a breach or threatened breach by Stockholder of the provisions of this
Section 14.1, Cotelligent and Company shall be entitled to an injunction restraining Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Cotelligent and Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     14.2 Cotelligent. Cotelligent recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of Company and Company's business. Cotelligent agrees that it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without Stockholder's prior written consent; provided, however, that nothing contained in this Sectionm 14.2 shall restrict or prohibit the disclosure of information to Cotelligent's representatives and counsel for purposes of analyzing the transaction set forth herein or as may be required by law. In the event of a breach or threatened breach by Cotelligent of the provisions of this Section 14.2, Stockholder shall be entitled to an injunction restraining Cotelligent from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Stockholder from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     14.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Cotelligent, Newco, Company and Stockholder agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

15.      POOLING ACCOUNTING

     15.1 Restrictions on Resale; Legends. Cotelligent has informed the Stockholder that it is a material factor to Cotelligent in entering into this Agreement that the transactions contemplated by this Agreement be treated as a "pooling-of-interest" for accounting purposes. Therefore, notwithstanding any other provision of this Agreement, prior to the publication and dissemination by Cotelligent of consolidated financial results which include results of combined operations of Company and Cotelligent for at least thirty days on a consolidated basis following the Closing Date, Stockholder shall not sell or otherwise transfer or dispose of, or in any other way reduce her risk relative to, any shares of the Cotelligent Stock received by Stockholder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The SEC has issued Accounting Series Release
Nos. 130 and 135, as amended, (collectively the "ASRs") setting forth certain restrictions applicable to the availability of "pooling-of-interest" accounting treatment in transactions of the type contemplated by this Agreement. Stockholder, therefore, covenants and agrees with Cotelligent to hold their shares of Cotelligent Stock and to comply with the ASRs until the requirements of the ASRs have been met. The certificates evidencing the Cotelligent Stock to be received by the Stockholder will bear a legend substantially in the form set forth below and containing such other information as Cotelligent may deem necessary or appropriate:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY THE ISSUER WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF THE ISSUER AND Company ACQUIRED BY THE ISSUER FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENTS) WHEN THE REQUIREMENTS OF ACCOUNTING SERIES RELEASE NOS. 130 AND 135, AS AMENDED, OF THE SECURITIES AND EXCHANGE COMMISSION HAVE BEEN MET.

     15.2 Indemnification. Stockholder covenants and agrees that she will indemnify and hold harmless Cotelligent from and after the Closing Date against any and all losses, damages, liabilities, claims, deficiencies, costs, expenses or expenditures resulting from a breach by Stockholder of the restrictions set forth in Section 15.1, in accordance with
Section 11.1.

16.      FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
         ON COTELLIGENT STOCK

     16.1 Prospectus Delivery. Stockholder represents and acknowledges that Stockholder has been provided with a full and complete Prospectus dated September 10, 1996, and has been provided as much time and opportunity as Stockholder deemed appropriate to review and study such Prospectus and to consult with Cotelligent regarding the merits and risks of the transactions contemplated by this Agreement.

     16.2 Resale of Cotelligent Stock. Subject to Section 15.1, immediately after issuance of the Cotelligent Stock, Stockholder shall be free to resell such shares in a private transaction or a public transaction on the National Market System of the NASDAQ Stock Market; provided that for two years after the Closing Date, Stockholder shall comply with the resale requirements of Rule 145(d) under the Act, more specifically, the volume limitations, broker transactions, and manner of sale provisions of Rule 144(e), (f) and (g), respectively.

     16.3 Legend. Stockholder acknowledges and agrees that all Cotelligent Stock shall bear the following legend:

          "THE SHARES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF REPRESENTS IN WRITING, AND PROVIDES EVIDENCE SATISFACTORY TO COTELLIGENT GROUP, INC., THAT SUCH HOLDER HAS COMPLIED WITH RESALE LIMITATIONS UNDER APPLICABLE SECURITIES LAW."

; provided, however, that pursuant to Rule 145(d) of the Act, on the second anniversary following the Closing Date, the foregoing legend shall be removed from such certificates, and Cotelligent shall issue a certificate without such legend to Stockholder upon such Stockholder's request therefor.

17.      GENERAL

     17.1 Cooperation. Stockholder and Cotelligent shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this

Agreement. Each party will cooperate and use their respective best efforts to have the present officers, directors and employees of Company cooperate with the requesting party on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     17.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Cotelligent, and the heirs and legal representatives of Stockholder.

     17.3 Entire Agreement. This Agreement (including the schedules and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between Stockholder, Company, Cotelligent and Newco and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement on the parties thereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Stockholder, Company, Cotelligent, and Newco acting through their respective officers, duly authorized by their respective Boards of Directors.

     17.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     17.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction other than The Updata Group, Inc. which has been retained by company. Except as set forth in
Section 17.6, each party agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

     17.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, Cotelligent will pay the fees, expenses and disbursements of Cotelligent and Newco and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. Whether or not the transactions herein contemplated shall be consummated, Stockholder will personally pay the fees, expenses and disbursements of Company, Stockholder and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Stockholder and Company under this Agreement; provided, however, that Cotelligent shall pay the fees of The Updata Group, Inc. in the amount of $290,000 and shall further pay the actual fees and expenses of Ginsburg, Feldman & Bress incurred by Company in connection with this transaction up to a maximum of $50,000.

     17.7 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party.

                  (a)      If to Cotelligent or Newco, addressed to them at:

                           Cotelligent Group, Inc.
                           101 California Street
                           Suite 2050
                           San Francisco, California  94111
                           ATTN:  Daniel E. Jackson, Esq.

                           with a copy to:

                           Baker & Hostetler
                           3200 National City Center
                           1900 E. 9th Street
                           Cleveland, Ohio 44114-3485
                           Attn:  Elaine A. Chotlos, Esq.

                  (b)      If to Stockholder, addressed to her at:

                           1125 Bel Air Drive
                           Highland Beach, Florida 33487

                           with a copy to:

                           Ginsburg, Feldman & Bress
                           1250 Connecticut Avenue, N.W.
                           Washington D.C. 20036
                           Attn:

     17.8 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties for the specified time periods set forth in Articles 5 and 6 (the "Expiration Date").

     17.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     17.10 Time. Time is of the essence of this Agreement.

     17.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                  "COTELLIGENT"

                                                  COTELLIGENT GROUP, INC.


                                                  By: /s/ Daniel E. Jackson
                                                     -------------------------
                                                  Its:  Vice President

                                                  "COMPANY"

                                                  JASTECH, INCORPORATED


                                                  By: /s/ Judi Jaskiel
                                                     -------------------------
                                                  Its:  President

                                                  JASTECH OF FLORIDA, INC.


                                                  By: /s/ Judi Jaskiel
                                                     -------------------------
                                                  Its:  President

                                                  "NEWCO"

                                                  COTELLIGENT/JASTECH
                                                  CORPORATION


                                                  By: /s/ Daniel E. Jackson
                                                     -------------------------
                                                  Its:  Vice President

                                                  "STOCKHOLDER"


                                                  /s/ Judi Jaskiel
                                                  ----------------------------
                                                  Judi Jaskiel
                                                  (SSN:_______________)

                                   EXHIBIT A

                               Articles of Merger
                               ------------------


                  Filed with respective Secretaries of State.